Exhibit 99.2

Greif, Inc.
Second Quarter 2022 Earnings Results Conference Call
June 9, 2022

COMPANY PARTICIPANTS
Ole G. Rosgaard – Greif, Inc., Chief Executive Officer
Lawrence A. Hilsheimer – Greif, Inc., Chief Financial Officer & Executive Vice President
Matt Leahy – Greif, Inc., Vice President, Corporate Development and Investor Relations

OTHER PARTICIPANTS
Adam Josephson – KeyBanc Capital Markets Inc., Research Division
George L. Staphos – Bank of America Securities, Research Division
Ghansham Panjabi – Robert W. Baird & Co. Incorporated, Research Division
Gabe Hajde – Wells Fargo Securities, LLC, Research Division
Justin Bergner – Gabelli Funds, LLC

MANAGEMENT DISCUSSION SECTION
Operator
Good morning. My name is Rob and I'll be your conference operator today. At this time, I'd like to welcome everyone to the Greif Second Quarter 2022 Earnings Conference Call. All lines have been placed on mute to prevent any background noise. After the speakers' remarks, there will be a question-and-answer session. If you would like to ask a question during this time, simply press * followed by the number 1 on your telephone keypad. If you would like to withdraw your question again press the *1. Thank you.

Matt Leahy, Vice President of Corporate Development & Investor Relations, you may begin your conference.

Matt Leahy
Thanks, and good morning, everyone. Welcome to Greif's second quarter fiscal 2022 earnings conference call. This is Matt Leahy, Grief's Vice President of Corporate Development & Investor Relations and I'm joined by Ole Rosgaard, Greif's President and Chief Executive Officer; and Larry Hilsheimer, Greif's Chief Financial Officer.

We will take questions at the end of today's call. In accordance with regulation Fair Disclosure, please ask questions regarding issues you consider important because we're prohibited from discussing material non-public information with you on an individual basis. Please limit yourself to one question and one follow-up before returning to the queue.
Please turn to slide 2. As a reminder, during today's call, we will make forward-looking statements involving plans, expectations, and beliefs related to future events. Actual results could differ materially from those discussed.
Additionally, we'll be referencing certain non-GAAP financial measures and reconciliation to the most directly comparable GAAP metrics can be found in the Appendix of today's presentation.
And now I'll turn the presentation over to Ole on slide 3.
Ole G. Rosgaard
Thanks, Matt, and good morning, everyone. Our teams continue to execute with excellence, resulting in outstanding second quarter results.

We delivered these financial results despite sustained external challenges related to inflationary pressures, supply chain disruptions and the pandemic. We delivered record second quarter adjusted EBITDA of $251 million and adjusted EPS of $2.41, which further strengthened our balance sheet so that we are now near the low end of our target leverage ratio. These accomplishments resulted from the continued discipline and execution of the global Greif team and the commitments to advancing our Build to Last strategy. I encourage you to attend our Investor Day, which is just two weeks away on June 23, where we will discuss Build to Last and growth opportunities in greater detail.
Information about this event can be found in the earnings release published yesterday and within today's presentation materials.

Please turn to slide 4 to begin discussion of our detailed results. Global Industrial Packaging delivered an outstanding second quarter result with sales up over 21% year-over-year versus a strong comp in fiscal Q2 2021. We continue to see solid demand in our global resin-based portfolio with plastic drums and IBC per day volumes up low to mid-single digits versus prior year. Global steel drum volume fell by slightly more than 1% per day versus the prior year due to COVID related lockdowns in

China, as well as some customer supply chain constraints in EMEA. Generally speaking, our end markets demand remained healthy through the quarter despite many of our GIP customers facing challenges with their raw material availability and supply chain and labor disruptions with its impact or impacts.

Our continued focus on value over volume helped lift GIP margins slightly year-over-year despite cost pressures in raw materials, labor, transportation, and energy. We benefited from both our contractual pass-through mechanisms and incremental non-raw material pricing actions in the quarter that we expect will continue to support the business going forward. Our teams are committed to delivering quality products and legendary service to our customers, which provides us with the ability to effectively manage inflation. I commend our global GIP team for their relentless execution and discipline during these challenging times.

I now ask you to turn to page 5 please. Paper Packaging second quarter sales rose by $152 million versus the prior year due to higher average selling prices and continued strong volumes in all paperboard grades. Adjusted EBITDA rose by $49 million versus the prior year due to higher sales, partially offset by higher raw material, transportation, and energy costs, including a significant $26 million drag from higher OCC costs. Similar to the first quarter, demand across all paperboard products remained robust. At quarter-end our combined mill backlogs exceeded eight weeks. Second quarter volumes in our CorrChoice sheet feeder system were up low single digits per day versus the prior year, as box demand in our key end markets remained solid through the quarter. This was an impressive result given the comparison to our historically strong Q2 2021 where our volumes were up nearly 37% year-over-year. Our CorrChoice business is still delivering volumes that are substantially above pre-pandemic levels. Second quarter tube and core volumes were up mid-single digits per day versus the prior year, with similarly strong durables end market demand, particularly in paper and moving costs. I will now turn it over to our CFO, Larry Hilsheimer on Slide 6.

Lawrence A. Hilsheimer
Thank you, Ole. Good morning. Thank you for joining us today. Like Ole I want to start by thanking our colleagues for an outstanding second quarter with record financial results. We believe our continued outperformance over the past four years highlights the resiliency of our teams, product offerings and focus on providing exceptional service to our customers as well as our substantially improved focus on price increases unrelated to raw material cost changes. We encourage each of you to attend our upcoming Investor Day where we will discuss our path forward and our plans to grow the business and continue to create additional value for our shareholders. Second quarter adjusted EBITDA rose by over $70 million year-over-year despite an OCC headwind of $26 million and roughly $27 million of non-volume related transportation, labor, and energy cost inflation. Absolute SG&A dollars were flat versus the prior quarters but fell 240 basis points on a percentage of sales basis. Below the line interest expense fell by over 50% versus the prior year quarter, down roughly $13 million due to aggressive debt pay-down in the trailing four quarters, as well as the recent refinancing of most of our debt portfolio at significantly lower interest rates.

Absolute tax dollars were higher year-over-year due largely to higher income, a larger proportion of income and higher tax jurisdictions as well as non-recurring discrete items which benefited our prior year quarter. Our second quarter non-GAAP tax rate was roughly flat year-over-year at approximately 20%. These impacts resulted in an outstanding adjusted earnings growth of over 110% year-over-year to $2.41 a share. Finally, second quarter adjusted free cash flow was roughly $12 million lower year-over-year primarily due to the continued impact of inflation on working capital, as well as strategic stocking of inventory in certain markets most affected by supply chain constraints.

Our highest priority remains serving our customers with excellence and we anticipate that our inventory position is temporary and will ease in sync with supply chain in those target markets. Please turn to slide 7. We are increasing fiscal 2022 guidance as a result of our team's extraordinary efforts and continue to deliver for our customers and managing well through a significant inflationary environment. We are raising the midpoint of our adjusted earnings per share guidance by $1 to $7.60 a share for fiscal 2022. Reflective of our strong second quarter performance and expectations of continued solid performance in the back half of the year. We still anticipate generating between $380 million and $440 million of adjusted free cash flow in fiscal 2022. While our profit expectations have increased, that improvement will not be fully reflected in free cash flow in fiscal 2022, primarily due to higher CapEx and a nearly $100 million increase in cash taxes versus 2021, as well as the continued drag from higher working capital, which is tied to increased revenue. We will continue to drive hard on working capital in the back half of the year and hope those efforts help us capture some upside to our full year free cash flow guidance. Finally, you'll find a slide with key modeling assumptions in the appendix of today's deck for your use as needed.
Please turn to slide 8. Our outstanding execution over the past few years has resulted in our ability to aggressively de- leverage our balance sheet so that we are now close to the lower end of our target leverage ratio range. Our solid financial position gives us the flexibility to pursue new opportunities to grow the business and return cash back to shareholders. I look forward to diving deeper into our capital deployment strategy at our upcoming Investor Day.

With that, I'll turn things back to Ole on slide [inaudible]for his closing comments.

Ole G. Rosgaard
Thank you, Larry. In our Q1 call, we provided a brief overview of our new Build to Last strategy. At Investor Day on June 23rd, we will be discussing this strategy and our businesses in much greater detail. I'm proud of our teams and our continued outperformance and believe the Build to Last strategy will serve us well in our path ahead and continue growing and improving the business and better serve our customers. We highly encourage you all to attend and participate in this engaging session.
With that, I want to thank you for your interest in Greif. Operator, please open the line for questions.

QUESTION AND ANSWER SECTION

Operator
At this time I would like to remind everyone in order to ask a question press * then number 1 on your telephone keypad. If you would like to withdraw your question again press *1.

And your first question comes from the line of Ghansham Panjabi from Baird. Your line is open.

Question – Ghansham Panjabi: Hey, guys, good morning. Thanks for taking my questions and congrats on all the progress. I guess for my first question, can you just give us a context as to how volumes in the month of May progressed across each of the segments, especially GIP just given all the complexity across the world from an operating standpoint? And how are you thinking about volume for the two segments for the back-half of the year and what's embedded in your assumptions?

Answer – Ole G. Rosgaard: Thanks, Ghansham. I'll take that on. So let me take you around the world. First of all, costs; the most material markets are EMEA and the US. They account for about 85% of our GIP global sales. So, I'll focus my comments there. And the story remains very similar to what we shared for Q1. Demand conditions are strongest in the US and a bit softer in EMEA and for the US, I can say that steel was up single low digits per day and that's from a mix of strength in chemical and distributor's markets and relative softness in automotive and food and ag. On plastics, we were up mid-single digits per day and here was particularly petrochemicals demand that was strong, and IBC was up over 20% per day and that's primarily from new lines coming online. On EMEA, steel was down low-single- digits per day and really from general softness particularly in Eastern Europe due to the conflict there and supply chain issues mainly stemming from China lockdowns which are impacting our customer's ability to produce at levels to meet their demands. Plastic was down mid-single digits per day and again, general softness due to ongoing supply chain issues and IBC essentially was flat per day.

Answer – Lawrence A. Hilsheimer: That's been the May results and early June continues to be very robust. Just as 2Q, we’ve seen no drop off since Q2. And we expect that will continue through the remainder of the year based on our commercial teams’ discussions with our customer base.

Question – Ghansham Panjabi: Okay. Great. And then in terms of, GIP specific to the second quarter. So, what exactly drove the operating leverage for that segment? I'm asking because in the past, you benefited to some extent from a spread between raw materials and timing of the pricing and so on and so forth. Was that a material impact of the second quarter?

Answer – Lawrence A. Hilsheimer: Yeah, you know, we mentioned that last year we had a significant tailwind impact our results positively because of the rapid increase in steel costs throughout the year Ghansham that was to the tune of $100 million. We are not having a repeat of that this year at all. So that one-time benefit is gone. What has happened instead is that steel costs have remained relatively flat. I mean, we've had some falloff in EMEA, a slight falloff in North America. But for the most part, it's relatively flat. We had thought that we would have a little bit more decrease in North America in particular and had built that into our second quarter forecast. And while it just a little bit at March, it picks back up a little in April. And for the most part, the true pickup was that we didn't have that drop off and an impact to us negatively. But more importantly it's just that our teams have become really consistently excellent at getting price increases related to other than materials. So, covering our cost of inflation in a whole broad group of cost categories. The price [inaudible] do well, if we went back three/five years ago under when Ole was leading GIP, we really started executing well on that and the teams are just doing an excellent job on it now.
Where we used to give back margin, we're not giving it back anymore.

Question – Ghansham Panjabi: Yeah. Positive. Thanks so much.

Operator
Your next question comes from the line of George Staphos from Bank of America. Your line is open.

Question – George L. Staphos: Hey, guys. Good morning. Thanks for the details and taking my questions. I just wanted to piggyback, since Ghansham had set it up for us for the second half then. So, Larry, what are you assuming for that spread compression over the rest of the year. Said differently, you've obviously had a really, really strong start to the year. No good deed goes unpunished. We look at the back half versus back half last year and at the midpoint, earnings are only up $0.05 or so. What are you sort of building into your expectations such that numbers start to decelerate, is it, in fact, building in more cushion for that spread compression that you were talking about earlier that didn't materialize through the first half of the year?

Answer – Lawrence A. Hilsheimer: Yeah. Good question, George. And so, we are reflecting in the second half of the year, obviously, in the GIP segment will no longer have the FPS profits that we had a year ago. So, you've got, you know, roughly half of their year, which is somewhat near $15 million. “[Note: Speaker incorrectly gave this amount as $30 million during call, which is the full year number]. That will not be in our numbers. Then with respect to steel cost, in that compression, we are predicting that it will go down. But we think it's a – it's not a rapid decline. And as we've talked many times in the past, for us, it's all about pace of incline or decline and timing. So, we have the pass-through mechanisms that generally work on calendar quarters. So, where it is at the end of June matters. If we had a real steep decline for some reason in the next few weeks, you know, that would be bad. We don't see that happening and we don't see a rapid decline before September either. So, we built in some decline in the second half that will have a little bit of drag to the second half of GIP will be weaker than the first half, but not substantially. And as we've talked about previously, we have a little bit of benefit of our two businesses being a little countercyclical to each other. And the price mechanism in paper, as you know, it lags. You don't get it as immediately as you’d like. You have to work through the RISI process. So, the second half of PPS is going to be extremely strong related to pricing and so second half overall looks very favorable.

Question – George L. Staphos: Thanks, Larry. I just made a point of clarification on that forgot to the second question. Is there a way to maybe quantify broadly, you said it's not a lot, but there's some. Is there a way to is that $5 million, $10 million, $30 million in terms of the spread compression that we should expect there?

Answer – Lawrence A. Hilsheimer: I think we had in--Matt Leahy you've got those statistics what did we have, like about 55% of our EBITDA in the first half of the year for GIP and then 44% was that roughly right.

Answer – Matt Leahy: Yeah, I think that's roughly correct. And so George, hopefully that's helpful. If you back out, say $15 million to $16 million per FPS we got the rest related to the continuing GIP business.

Question – George L. Staphos: Understood. Thanks for going through that. I guess the next question I have for you is on backlogs and paper and this has been a consistent theme kind of across the sectors, certainly for Greif as well, where backlogs remaining very, very strong. Yet, we're hearing about potential slowdowns across the various businesses and really the end market, to the extent that you can quantify, to the extent that you're hearing from your customers, whatever intelligence you've got on this, how much double booking, how much double ordering how much you mentioned having some inventory, some extra inventory, so you can service your customers well. What do you think exist in the supply chain now that is maybe artificial relative to the eight-week average backlog that you talked about a little bit earlier. Thank you.

Answer – Lawrence A. Hilsheimer: Yeah. And just to make sure and clarify and then I'm sure Ole will have something to add here. I mean our only safety stock is in GIP. It's not in PPS.

Question – George L. Staphos: Understood. Understood.

Answer – Lawrence A. Hilsheimer: Some places around the world where there were supply chain issues that we experienced in the past and our teams just do not want to be in a situation where we can't serve customers. So, we had like a three-month delay into Latin America last year on steel from China that we had to scramble crazily to and then end up not missing serving our customers. So, there's a little bit of pockets like that around the world. It's not hugely significant and we'll work through that.

But in the paper end of the business, I would say, as I've been saying to our teams, I'm afraid we're all going to talk ourselves into recession, as everybody is out there screaming about hurricanes and other stuff. Just scare the consumer, but we're just not seeing it in our demand change. We've got small pockets where maybe there's a little bit of concern from our customers, but it's equally offset by other places where they're saying demand is a bit robust. But I don't know, Ole, if you have anything to add to that.

Answer – Ole G. Rosgaard: No, just to say that, we have seen no abnormal inventory building our PPS business and we read the same issue in terms of the big box retailers, and we follow that very, very closely. But our backlogs remain at eight weeks and demand is very solid.

Question – George L. Staphos: Thank you, guys. I'll turn it over.

Operator
Your next question comes from the line of Adam Josephson from KeyBanc. Your line is open.

Question – Adam Josephson: Thanks. Good morning, everyone. Hope you're all feeling all right. Larry or Ole, just to start with the demand for a moment, Larry, I think you said and thus far in fiscal 3Q you haven't seen any demand drop off. Should we assume that your expectation for the second half is that demand is not going to weaken much, if at all, and that will be reflected in your consolidated volume performance or what exactly are you expecting demand wise in the back half versus a year ago versus the first half? Any help you can give us will be appreciated.

Answer – Lawrence A. Hilsheimer: Yeah. We on the demand side, Adam, we obviously, as you would expect when we forecast the remainder of the year, we work diligently with our commercial teams who then talk with our customer base. And we're seeing the demand trends and for the remainder of the year as what we saw in Q2 where we see some weakness in EMEA related to the conflict and supply chain issues there. North America continues very robust. Latin America is robust. And frankly, the big drop-off in our volume, particularly in steel, is really related to China and lockdowns. And as the lockdowns free up there, we tend to see volume pick up pretty aggressively. Now China is not that big a piece of the pie for us, but we do expect that we'll see some lift in volumes there.

Question – Adam Josephson: Okay. So, you're not expecting – so in other words, you're not expecting any demand erosion really whatsoever in the back half?

Answer – Larry Hilsheimer: No.

Yeah. We're not hearing it from our customers, I mean everybody is concerned. But I think the reality is even the most negative of economic forecasts, they're not seeing a recession any time before our fiscal year ends. So, I think it's consistent with what we're hearing from our customers.

Question – Adam Josephson: Got it. I appreciate that, Larry. On the price cost issue, I know last year you had a
$100 million onetime benefit from rising steel prices. Can you help us with what is embedded in your guidance this year in terms of price cost, either in total or by segment because obviously in paper, you're going to have a very substantial price cost benefit this year. And I'm just hoping you can frame it for us just as we have some sense of how big a price cost benefit, you're expecting this year on a consolidated basis versus what you experienced last year and what you've experienced historically?

Answer – Lawrence A. Hilsheimer: Yeah. I mean, you look at on the GIP side and obviously maintaining the margin that we had last year and overcoming the loss of that $100 million tailwind is a pretty substantial accomplishment on behalf of our teams. And we are expecting to relatively maintain and that combination of the investments we made and some expansion of our IBC and Plastics business, and then the rest of it is really just working very diligently on these other price increases. And Matt Leahy, I'll ask you to maybe on a relative basis, GIP EBITDA this year versus last year, because I think that’ll go to answer. Is it roughly flat? I apologize that I don't have that in front of me.

Answer – Matt Leahy: You're talking on the first half-to-first half basis?

Answer – Lawrence A. Hilsheimer: No year-over-year – full year-over-full year GIP for where we expect and roughly I mean not exact.

Answer – Matt Leahy: Yeah, I think that's right. That's right, Larry. That's correct.

Answer – Lawrence A. Hilsheimer: Yeah. So and obviously I can do the math based on our volumes. We clearly are having to pick up in the PPS side related to the price increases. [Nothing really containerboard is predominantly and our BoxBoard operations which are really executing at a high level relative to the performance of that mill system and also the pricing actions that were, in our opinion, where they should have been. So, we're capturing that benefit for the rest of the year.

Question – Adam Josephson: Larry, if you don't mind, just can you sort out. Is the bulk of the price cost benefit in PPS you're expecting in paperboard, not containerboard, even though there have been obviously substantial price increases in containerboard? Just make sure I'm clear on that. And then can you hazard a guess or roughly frame how much of a total price cost benefit you're expecting in the PPS business this year?

Answer – Lawrence A. Hilsheimer: I didn't quantify that Adam, so no I can't.

Question – Adam Josephson: Okay. But boxboard is much more than containerboard in terms of price benefit this year.

Answer – Lawrence A. Hilsheimer: Yes.

Question – Adam Josephson: Okay. Thank you.

Operator
Your next question comes from the line of Gabe Hajde from Wells Fargo. Your line is open.

Question – Gabe Hajde: Ole, Larry, Matt good morning.

Question – Gabe Hajde: One thing that jumped out at me was on the volume side when I look at slide 11 LATAM being up 16% in GIP. And if memory serves that predominantly I think an Ag business down there. So, kind of a two-part question. Is there anything else that again when we look at kind of industrial production data it would seem to suggest a fairly challenging backdrop down there. So, what's causing the differential there? And then two, when we listen to farmers either not being able to get fertilizers or not being able to afford them and I think about plantings for the next year, typically farmers over plant when yields are down and stuff like that. How could that help or hurt your business relative to prior cycles on the Ag side? Because I know that's a bigger piece of your business today than it was maybe five 10 years ago.

Answer – Ole Rosgaard: Yes. In LATAM again now lube is obviously a big part of our business as well. It's not just ag chemicals and food and juice and so on, but what we have been able to do in LATAM through our team. You know we put a new leader in place a few years ago and he's just doing an excellent job. And they have actually captured market shares and gained a lot of volume from competition through a sustained focus on customer service. And that's what you see here.

Answer – Lawrence A. Hilsheimer: Gabe, if you don't mind my interrupting for a minute, I want to go back and sort of address the question that Adam raised just because I found my notes. So, look, what I would say is we think we've got a tailwind of about $36 bucks of a ton on OCC for the full year. You know, we've got roughly slightly over $100 bucks tailwind on containerboard through the year. We got you know call it a couple hundred bucks and a half on URB and same thing on CRB for the year. So, Adam, I think those numbers will help you get to the question you asked. Sorry, Gabe.

Question – Gabe Hajde: No, no worries. And on the Ag, I mean, is there any insight that you can give us either on again on the Ag side or food in terms of crop plantings and stuff like that, as it seems like obviously there's a lot of disruption over in Eastern Europe, but just how it could impact your European GIP business?

Answer – Ole Rosgaard: Yeah. So, in Europe, the season will not be so good on the Ag side because of droughts. And then you also obviously have the conflict. But in the US on the West Coast, the season looks very, very strong. And so, what we have over the years, you know, you never have the perfect storm. So, in my time here it's always been, you know, you have one region where there's drought and low productivity and then you know they there is a lot in another region and this year it's Iberia particularly that's down and the Americas that's very strong.

Question – Gabe Hajde: Okay. Switching gears, a little bit, I guess, to try to get maybe a peek under the tent for IDAY but your balance sheet is in really good condition. Larry, how would you think about running maybe a little bit below that 2 to 2.5 times leverage target given kind of the macro concerns that we see out there and when you look – when you think about kind of capital return for shareholders, what's the framework that you think about in terms of balancing a special dividend or something like that versus share buyback?

Answer – Lawrence Hilsheimer: Yeah. I mean, Gabe, when we get to the point where we are going to go down below 2, I mean we'll obviously try to forecast ahead and put in a recessionary analysis because I don't want to be in a situation where we do something and then all of a sudden, we find ourselves in a tough position. I don't think we've got much risk of that. I mean frankly you look at our cash production for the rest of the year, more will be on debt paydown. We could do some type of pretty substantial return of capital to shareholders and still not have that risk even with a pretty significant downturn but we'll go through that analysis before we would do anything down at 2.1 already to get the cash production for the rest of the year to pay down our debt further and I mean our EBIDTA would actually have to come down pretty significantly to put us back above 2.5 even if we did do something substantial in return to shareholders. But look at our debt analysis of that and we will expand more on this at Investor Day and share our thoughts about growth and return of cash flow.

Question – Gabe Hajde: Great. Thank you, guys. Good luck.

Answer – Lawrence A. Hilsheimer: Thanks.

Operator
Your next question comes from the line of Justin Bergner from Gabelli Funds. Your line is open.

Question – Justin Bergner: Oh. Good morning, Ole. Good morning, Larry.

Answer – Lawrence A. Hilsheimer: Hey Justin.

Answer – Ole Rosgaard: Hi, Justin.

Question – Justin Bergner: Thinking about your increased guidance for the fiscal year and congratulations on the solid performance. Is the increasing guidance essentially entirely in the global industrial packaging segment or is a better outlook for paper packaging also contributed to that?

Answer – Lawrence A. Hilsheimer: Both. When we put our guidance together for the work that we put out in our first quarter call, we had factored in our planned price increases for PPS for the remainder of the year and the lifts. But we've seen better execution on pushing price through in PPS. So, there's lift in both businesses over where we were in the guidance that we provided earlier in the year. And it's about equally dispersed.

Question – Justin Bergner: Okay. That's helpful. I would have thought a bit more global industrial packaging. So that's – that's interesting. On the price increase front and global industrial packaging, the ability to pass on non-raw material cost headwinds, not to take away anything from the achievements of your team, but it's a supply chain environment just making that market tighter even with volumes that are flattish such that the teams are more easily able to pass on those non-raw material cost inflationary headwinds?

Answer – Ole G. Rosgaard: Yeah, I'll take that one.

Answer – Ole G. Rosgaard: So, when I came to Greif, Justin like six-and-half – a little bit over six-and-half years ago, we weren't tracking non-raw material price increases and by and large, we weren't passing them on. So as Larry said earlier, we've worked very, very hard in creating a system where we track, creating a system where we were able to pass them on. And so, today we are passing all of them on. We are ahead of the curve in terms of the inflationary pressure we get and when we do it, we don’t just do it in pockets. When we pass on a non-raw price increase, it's to all our customers globally. So, a small increase has a significant impact and that's something we have been massaging into the organization and that is now part of our DNA and that's kind of the power you see where we're not diluting our margins anymore. So, what we have now is we have a consistency in our margin profile going forward.

Question – Justin Bergner: Okay. That's understood. That's helpful. But just to follow up, I mean, is the external environment helping just the greater challenge in sort of you and your competitors getting.......

Answer – Ole G. Rosgaard: Well, I think.

Question – Justin Bergner: Product to customers sort of in a timely manner given all the supply chain constraints making these

Answer – Ole G. Rosgaard: Yeah, I think that our focus on customer service the past many years obviously helps. So, we have great partnerships with our customers and when you come with a price increase, it certainly – it's a difficult discussion to have with your customer, but it's certainly easier when you are acknowledged for delivering, really, really good service to that particular customer. So those two things go hand-in-hand.

Question – Justin Bergner: Okay. Great. Thank you.

Operator
Your next question comes from a line of George Staphos from Bank of America. Your line is open.

Question – George Staphos: Hi. Thanks for taking the follow-up, guys. I wanted to tackle maybe a couple of bigger picture questions and Ole maybe you're going to hit those at the Analyst Day so we understand. But I guess, first off, given the success you've talked about that you've demonstrated over the last few years on customer service, you're saying earlier and you've used this tagline, certainly legendary customer service. Are you seeing any of your peers saying, hey, Greif is doing a pretty good job with this and they're beginning to try to probe the wet edges of what you do, replicate it? And are you seeing any signs that your competitors are actually being successful in that regard?
And where do you see on that front that you are, again, recognizing some of this is going to be proprietary, where you're extending your lead and creating a greater ability to continue to grow and or price when you need to price. How would you have us think about that?

Answer – Ole G. Rosgaard: Well, look first of all, George, I mean, we don't dwell on our competitors. We really focus on our own business and focus on what we can control. And our vision is to be the best customer service company in the world and that's really where we have a lot of our focus. Are we there? No. Are we working very hard and systematically on it? We certainly are and we've put a lot of investments into that, not just in training, but also in terms of technology. And we will cover some of that also at our Investor Day on June 23rd.

Question – George Staphos: Okay. Is there – so understanding the focus is on what you're doing right and continue to prosecute that. Is there an area or two where we'll hear about in a couple of weeks that you feel you have the ability to continue to press ahead even more quickly on that front? And then back to capital allocation and whether or not we're going into a slowdown. How does that make you think about the potential in the mix of organic growth versus M&A, if there's any difference at all relative to what you would have been thinking, say, six months or so ago? Thank you, guys, and good luck in the quarter.

Answer – Ole G. Rosgaard -Thank you.

Answer – Lawrence A. Hilsheimer: Yeah. Thanks, George.

Answer – Ole G. Rosgaard: I'll do the first part and then pass it over to Larry for the second part of your question. Part of the answer is using technology and AI and that's really what we are beginning to bake into our business. It's not a short- term thing. It's a long-term thing. We have projects that will run the next four to seven years implementing technology and AI into the business to be able to provide let's say our customer service. And I'll let Larry answer the M&A question.

Answer – Lawrence A. Hilsheimer: Yeah, George, and we will spend more time on this at Investor Day. But we have asked our business unit leaders to already develop their plans about, okay, what actions would you implement should we start to see evidence of a recessionary trend? And I think most of you on this call who've been around this for a while, we tend to be an early indicator. So, I think it's good news that, we're not seeing any real evidence of any recessionary trends at this point. Would a recession cause more pause for us, I'd say yes, but with an asterisk. I mean, we got sort of roundly criticized for doing Caraustar when everybody thought there might be a recessionary environment coming at us. And we explained then, you have to be a buyer when somebody is a seller. And we're very pleased with what we've been able to accomplish since Caraustar. And we told everybody at the time that we had analyzed the downside in the recessionary analysis and that even if we saw one, that it would maybe only push back getting back to our target debt ratio by a half a year. Well, guess what? That played out. It's played out well. And so, we would follow that same plan in executing any transaction that we might be presented, and only do it if we felt comfortable that we could sustain and be in our target range in a reasonable period of time.

I would say that we don't anticipate seeing transactions the size of Caraustar, but you never know till you're in the market. Something comes like [inaudible] come to play again, but we would just deploy that disciplined process that we have and make sure that we analyze our downside risk and feel comfortable going into it. I think that's just the answer, I hope.

Question – George Staphos: Very much. Thanks, Larry. Thanks, Ole.

Answer – Larry A. Hilsheimer: You are welcome.

Operator
Your next question comes from the line of Adam Josephson from KeyBanc. Your line is open.

Question – Adam Josephson: Larry and Ole thanks for taking my follow up. I appreciate it. On Russia, can you tell us how much Russia contributed to your sales and earnings in the quarter and for that matter, to the guidance increase, if at all? And then just talk about what would have to change in Russia to prompt you to change your mind and in fact, exit the country as many, many other multinationals have done already?

Answer – Lawrence A. Hilsheimer: Yeah. And Adam, I'd say that Russia is less than 3% of our revenues and profits. It really has very little impact on our raising guidance. It's an issue that we and many companies struggle. And I agree many have gotten out, although I would say a lot of them that have got out had sales offices that don't have a lot of employees that they are trying to take care of. For things to change our view I mean, we monitor it on a very regular basis and we're always trying to take into account, at least to-date, our judgment has been that it's very clear that if we were to shut down, the government would really just take it over and that would mean they'd have more money to fund their war interest, not less. And so, at least heretofore, our conclusion has been to stay the course and take care of our people. So, things would have to change fairly dramatically. It's a very minor part of our operations. And as we explained before, it's self-supporting. We're not putting any capital in at all. And it basically sales happen there, sourcing happens there. So, I don't know if you want to add anything Ole.

Answer – Ole G. Rosgaard: Yeah, obviously it's more or less an island Adam for us. We do have meetings every week. We continue to assess the situation very, very closely. And as Larry said, you know, our focus is to protect our people and our assets, and we believe that's best done by us. And that would then ultimately also benefit the Ukrainian people, as opposed to giving everything up to the Russian government. But it's a complex situation obviously.

Question – Adam Josephson: Right. And thank you both. And on cash flow, Larry, in the first half, it was down about $20 million year-over-year. The midpoint of your guidance implies, I think, a $140 million increase for the full year compared to the $20 million decline in the first half. So obviously expecting a pretty big jump in cash flow in the second half relative to a year ago even with all these, you know, the inflation and the inventory issues, et cetera, the higher cash back. So why are you expecting such a big cash flow second half relative to last year? And where are you biased in terms of the low and high end of that $380 to $440?

Answer – Lawrence A. Hilsheimer: Yeah, I mean we basically, you know as inventory costs flatten out, when they become stable, you start to have some of that cash flow come through. And you know when you're producing EBITDA, you're generally you're going to eventually get that cash. And that happens when things start to flatten out. As you're going up, you know you're building up and sales have gone up a lot. So just look at it this way, Adam. Our sales are up $900 million. We try to manage working capital in many ways. One of them is percentage of sales and ours is generally 10% to 11% of sales. So, it's a $90 million cash drag from that. Then we have $100 million or so cash back. So, as I mentioned [inaudible] so even though our earnings are up substantially, you know we have a benefit of increase in cash flow because last year the working capital build was substantial at $223 million last year because of the rapidly increasing raw material costs. That rapid increase is no longer there on the GIP side, and so that will begin to reverse and turn into cash flow through the second half of the year.

Question – Adam Josephson: Got it. Okay. So, you're expecting a big working capital drag, but it was so substantial last year, that year on year, it will actually be a $140 million is benefit, roughly speaking is what you're thinking?

Answer – Lawrence A. Hilsheimer: Yep. Yep.

Question – Adam Josephson: Got it. Thank you.

Operator
And there are no further questions at this time. Mr. Matt Leahy, I turn the call back over to you for some closing comments.

Answer – Lawrence A. Hilsheimer Thanks, Matt, before you go, I want to circle back and just clarify one thing on something Gabe asked. Gabe asked, and he prefaced his call by assuming that the Latin America lift was tied to Ag. In fact, it was primarily tied to growth both in lube and specialty chemicals there, was the big lift in that market. So just to clarify that.

Question – Matt Leahy: Okay. Thanks, Larry.
Thanks very much, Rob. And thanks very much to all the callers today who took part in our earnings call. We hope to see many of you at our Investor Day on June 23. Have a safe, enjoyable rest of your week. Thank you. Take care.
Thank you.

Operator
This concludes today's conference call. Thank you for your participation. You may now disconnect.